EXHIBIT 10.30



August 8, 2001


Mr. Sal Visca
c/o Infowave Software, Inc.

Dear Sal:

We are pleased to advise you that the Board of Directors of Infowave Software, Inc., has acceded to your request for an interest free loan of $175,000.00
(CDN), on the condition that you remain an employee for at least the next twelve months and that you execute the attached Promissory Note.

Please note that the amount evidenced by the Promissory Note will be repayable by you on the earlier of July 31, 2003, or the last day of your active employment in circumstances where you resign or your employment is terminated by the company with or without cause. In addition, by signing the enclosed Promissory Note you are acknowledging that you have incurred a credit obligation to Infowave, repayment of which may be deducted from any bonus payable to you on or after the maturity date of the loan.

Please also note that Infowave is required under the Income Tax Act to treat the prescribed rate of interest as a taxable benefit to you.

We will be in a position to advance the funds to you within 5 days of receipt of your signed Promissory Note.

We trust that you will appreciate that the details of this loan should be held in strict confidence by you and that maintenance of the confidentiality of the details of this loan by you is a condition of your employment.

Please sign both copies of the Promissory Note and return one copy to me by August 13, 2001 and retain the other copy for your records.

INFOWAVE SOFTWARE, INC.


Todd Carter
Chief Financial Officer


I have read, understood and accept the terms of this letter.


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Sal Visca                                        Date